Exhibit 5.1

November 16, 2012

Board of Directors

Rare Element Resources Ltd.

225 Union Blvd., Suite 250

Lakewood, Colorado 80228

Re:  Registration Statement on Form S-8 relating to 4,400,000 common shares without par value  under the 2011 Stock Option Plan of Rare Element Resources Ltd.

Ladies and Gentlemen:

We have acted as Canadian counsel to Rare Element Resources Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), with respect to certain legal matters relating to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on November 16, 2012 with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 4,400,000 common shares without par value of the Company (the “Shares”), issuable upon the exercise of stock options granted or to be granted pursuant to the 2011 Stock Option Plan of the Company (the “10% Rolling Stock Option Plan”).

Examinations

In order to render our opinions, we have examined and are relying on originals or copies of the following documents:

(a)

a copy of the 10% Rolling Stock Option Plan;

(b)

a certificate of the an officer of the Company dated as of the date hereof certifying certain factual matters, including:

(i)

the Articles of the Company

(ii)

resolutions of the Board of Directors of the Company authorizing, among other things, the 10% Rolling Stock Option Plan and the issuance of the Shares on the exercise of stock options granted under such plan; and

(iii)

resolutions of the shareholders of the Company approving the 10% Rolling Stock Option Plan; and

(c)

a certificate of good standing dated the date hereof issued under the Business Corporations Act (British Columbia) in respect of the Company.

We have considered such questions of law and examined such statues and regulations of the Province of British Columbia and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinions.

Jurisdiction and Effective Date

The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein having the force of law on the date hereof (collectively, “British Columbia Law”).

We assume no obligation to revise or supplement this opinion should British Columbia Law change subsequent to the date hereof by legislative action, judicial decisions or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinions, we have made the following assumptions and have relied upon the following:

(a)

stock options of the Company will be granted by the Company only in accordance with the terms of the 10% Rolling Stock Option Plan, and the Shares will be issued and sold only in accordance with the terms of and upon the due exercise of such stock options and only in accordance with the terms of the 10% Rolling Stock Option Plan;

(b)

all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(c)

none of the documents, originals or copies of which we have examined, has been amended supplemented or revoked; and

(d)

 all relevant individuals had full legal capacity at all relevant times.

We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

When our opinion refers to the Shares of the Company as being “fully-paid and non-assessable”, we express no opinion as to the sufficiency of the consideration received by the Company therefor.

Opinions

On the basis of the foregoing and subject to the qualifications and limitations herein expressed, we are of the opinion that when the Shares have been issued on the exercise in accordance with the 10% Rolling Stock Option Plan of stock options duly granted, vested and exercisable under the 10% Rolling Stock Option Plan, and subject to the receipt by the Company of the full exercise price therefor in accordance with the provisions of the 10% Rolling Stock Option Plan and the respective terms of the grant of such stock options, the Shares will issued as fully-paid and non-assessable common shares of the Company.

Qualifications and Limitations

This opinion letter has been prepared to be filed by the Company as an exhibit to the Registration Statement and must not be quoted from or referred to in any other documents without our prior written consent.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC thereunder.

Yours truly,

“Fasken Martineau DuMoulin LLP”